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                                                                    Exhibit 12.1


Marsh & McLennan Companies, Inc. and Subsidiaries
Ratio of Earnings to Fixed Charges
(In millions, except ratios)


                                          Years Ended December 31,
                                   ---------------------------------------------
                                      2000   1999(1)    1998    1997(2)   1996
                                   ---------------------------------------------
EARNINGS

Income before income taxes and
minority interest*                 $ 1,955  $ 1,255   $ 1,305   $ 715   $  668

Interest expense                       247      233       140     107       61

Portion of rents representative
of the interest factor                 120      121       104      88       72

Amortization of capitalized
interest                                 -        1         1       1        1
                                   ---------------------------------------------
                                   $ 2,322  $ 1,610   $ 1,550   $ 911   $  802
                                   =============================================


FIXED CHARGES

Interest expenses                  $   247  $   233   $   140   $ 107   $   61

Portion of rents representative
of the interest factor                 120      121       104      88       72
                                   ---------------------------------------------
                                   $   367  $   354   $   244   $ 195   $  133
                                   =============================================

Ratio of Earnings to Fixed Charges     6.3      4.5       6.4     4.7      6.0


     * Minority interest has been reclassified in the prior years to conform to the current year presentation.

     (1) For the year ended December 31, 1999, income before income taxes included a $337 million special charge related to the acquisition and integration of Sedgwick. Excluding that charge, the ratio of earnings to fixed charges would have been 5.5.

     (2) For the year ended December 31, 1997, income before income taxes included a $244 million special charge related to the Johnson & Higgins integration, London real estate and the disposal of certain assets. Excluding that charge, the ratio of earnings to fixed charges would have been 5.9.